Exhibit 99.1

Assurant Names Daniel A. Pacicco

Chief Accounting Officer and Controller

NEW YORK, May 15, 2017 – Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced the appointment of Daniel A. Pacicco as Senior Vice President, Chief Accounting Officer and Controller, effective June 1, 2017. Pacicco, who will report directly to Assurant’s chief financial officer and treasurer, Richard Dziadzio, will be responsible for managing the organization’s overall accounting functions, including financial reporting, controls and operations. Additionally, he will lead the development and management of practices, systems and internal controls across the global accounting function.

“Dan’s background and extensive experience working with global financial reporting, accounting and compliance brings added value to our organization and makes him the ideal leader for this role,” said Richard Dziadzio, chief financial officer and treasurer, Assurant. “His expertise across different areas of a company’s finance infrastructure will be invaluable to us as we progress through our transformation and continue to build a high performance global finance team.”

Pacicco also will take on the global responsibilities for both corporate and business segment areas within the company’s global accounting function.

“I am excited to join Assurant and support the company’s ongoing efforts to execute on its multi-year transformation,” said Pacicco. “And, I am looking forward to leading the global accounting team and playing a key role in its future success.”

Most recently, Pacicco served as senior vice president, finance for the North American operations of Chubb Limited, after holding many roles in over two decades with The Chubb Corporation. During his tenure with Chubb, he had oversight for accounting and finance management, financial systems and controls, as well as strategic planning and analysis, among other responsibilities. In his most recent roles at The Chubb Corporation, he served as global controller and treasurer. Before Chubb, he spent over 10 years at Ernst & Young providing auditing and consulting services to clients. Pacicco graduated Seton Hall University Magna Cum Laude with a Bachelor of Science degree in Accounting.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $6 billion in annualized revenue as of March 31, 2017, Assurant has a market presence in 17 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:

John M. Moran

Vice President, External Communications

Phone: 212.859.7002

john.m.moran@assurant.com

Investor Relations Contact:

Sean Moshier

Manager, Investor Relations

Phone: 212.859.5831

sean.moshier@assurant.com